EXHIBIT 99.1

ENGLOBAL Selected to Join Russell Microcap® Index

HOUSTON, TX, June 17, 2021 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of innovative, engineered modular solutions, today reported that it has been selected to join the Russell Microcap® Index at the conclusion of the 2021 Russell indexes annual reconstitution, effective after the U.S. markets close on Friday, June 25, 2021, according to a preliminary list of additions posted by Russell on June 4, 2021.

Membership in the Russell Microcap® Index, which lasts for one year, provides automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by market-capitalization rankings and style attributes.

“We are pleased to have been selected for addition to the Russell Microcap® Index,” said ENGlobal chief executive Mark Hess. “We believe this addition validates the stability of our business and our future business prospects, and will be an added opportunity for us to heighten investor awareness as we work to build shareholder value.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About ENGlobal

ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act, as amended, including those relating to the timing and completion of the proposed offering and other statement that are predictive in nature. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 26, 2020, and its subsequently filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONTACT:
Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com

Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com